Exhibit 4.22

Conformed Copy

Revolving Credit Facility Agreement Second Amendment

With respect to the amendment of the Revolving Credit Facility Agreement dated September 27, 2022 (including subsequent changes, hereinafter referred to as the “Original Agreement”) entered into by and among the borrowers (Hereinafter referred to as the “Borrower”), guarantors, Mei Kanayama (hereinafter referred to as “Guarantor”), MUFG Bank, Ltd., Mizuho Bank, Ltd., Resona Bank, Limited, Sumitomo Mitsui Banking Corporation, The Iyo Bank, Ltd., The Chiba Bank, Limited, The Tokyo Star Bank, Limited, Sumitomo Mitsui Trust Bank, Limited, The Ashikaga Bank, Limited, The Suruga Bank, Limited, The Kochi Bank, Ltd., The Tokushima Taisho Bank, Ltd., The Towa Bank, Ltd., The Kansai Mirai Bank, Ltd., The 82 Bank, Ltd., The Kita Bank of Japan, Ltd. and The Toei Shinkin Bank, Ltd. (Hereinafter referred to as “Lender”.) and MUFG Bank, Ltd. (Hereinafter referred to as “Agent”.) in capacity of Agent, this Agreement for Amendment to the Revolving Credit Facility Agreement Second Amendment (Hereinafter referred to as the “Agreement”.) is executed as follows. Unless otherwise defined in this Agreement, any term used in this Agreement shall have the meaning defined in the Original Agreement.

Article 1 Amendments to the Original Agreement

1.	Notwithstanding the provisions of the Original Agreement, all parties hereto hereby amend the following terms and conditions of the Loan made under the Original Agreement (Hereinafter referred to as the “Modified Loans”.) as follows:

Notice

(Loan to be Amended)

Effective Date	August 31, 2023
Amount of the Loan	8,150,000,000 yen
Basic Loan Term	1 month
Maturity date	December 29,2023

(Conditions)

	Before change	After change
Maturity date (Article 1 of the Original Agreement 55)	December 29, 2023 (hereinafter referred to as the “Pre-change Maturity Date”)	March 29, 2024 (hereinafter referred to as the “changed maturity date”.).
Base interest rate (Article 1 of the Original Agreement 17)	0.04818% per annum

For each Interest Calculation Period, such interest two business days prior to the commencement date of the Accounting Period at 11:00 AM or 11:00 AM on the date on or after 11:00 AM, which is close to the target date.

In addition, the JBA TIBOR Administration

Japanese Yen TIBOR representing

(page 17097 of Telerate or its successor page) means the interest rate for 1 month.

Succession Page) of which one month’s interest

is the interest rate. In the event that such interest rate is not disclosed for any reason,

such interest rate shall be

two business days of the first day of the Interest Calculation Period.

At or prior to 11:00 AM Tokyo Interbank at the time of the most recent

One-month yen loan in the market

As the offered rate for transactions

Revolving Credit Facility Agreement for Yoshitoshi Trading Co., Ltd. dated December 27, 2023

Second Amendment Agreement

(Original Agreement: Revolving Credit Facility Agreement dated September 27, 2022)

The interest rate reasonably determined by the Agent (expressed at an annual rate.). Provided, however, that if the rate of interest so determined is less than 0% per annum, the rate shall be 0% per annum.
Liquidation (Article 1 of the Original Agreement 36)

① In the case where principal is repaid or set-off prior to the repayment date of the individual loan (including cases where the guarantee obligation of the guarantor pertaining to the principal of the relevant Individual Loan has been performed or set-off. Hereinafter, the same shall apply in this issue.), (2) the borrower cancels the loan contract for the individual loan after the loan application and before the individual loan is disbursed pursuant to the first sentence of Article 587 of the Civil Code

(ii) Cancelled in accordance with the first sentence of paragraph (2)

(3) If the individual loan was not disbursed due to the failure to satisfy all or part of the conditions under Article 5, or (4) If the borrower has lost the benefit of the maturity date of the individual loan and the reinvestment rate falls below the applicable interest rate, the amount calculated by multiplying the amount of principal subject to settlement money by the difference between the reinvestment rate and the applicable interest rate and the actual number of days of the remaining term. However, such amount shall not be in violation of laws and regulations, etc. In the case of (1) of this item, the “commencement date of settlement” refers to the date on which the payment or set-off was made, in the case of (2) and (3) of this item, the desired disbursement date of the individual loan, and in the case of (4) of this item, the date reasonably determined by the lender among the date on which the benefit of time has been lost or later dates, the “principal amount subject to settlement” refers to the principal amount of the payment or set-off in the case of (1) of this item, the disbursement amount of the individual loan in the case of (2) and (3) of this item, and the principal amount of the individual loan in the case of (4) of this item as of the date on which the benefit of time has been lost, the “remaining period” refers to the period from the commencement date of settlement (Including the same day.) to the repayment date (Including the same day.), and the “reinvestment rate” refers to the Amount of Principal Subject to Liquidation Payments

① If the principal is repaid or set-off on a date other than the interest payment date (including cases where the guarantee obligation of the guarantor pertaining to the principal of the relevant Individual Loan has been performed or set-off. Hereinafter, the same shall apply in this issue.), (2) the Borrower may, after making an application for a loan and before disbursing the Individual Loan, establish a loan contract for the Individual Loan in accordance with Article 587 -2 of the Civil Code.

The first sentence of paragraph 2 of this Article,

③ If the Individual Loan is not disbursed due to failure to satisfy all or part of the conditions stipulated in Article 5 of this Article, or (4) the Borrower has lost the benefit of the term of the Individual Loan and the reinvestment interest rate falls below the applicable interest rate, the amount calculated by multiplying the Amount of Principal Subject to Liquidation Payments by the difference between the reinvestment interest rate and the applicable interest rate and the actual number of days of the remaining term. However, such amount shall not be in violation of laws and regulations. In the case of (1) of this Article, the “Calculation Commencement Date of Liquidation Payments” refers to the date on which the payment or set-off was made, in the case of (2) and (3) of this Article, the expected disbursement date for the Individual Loan, and in the case of (4) of this Article, the date on which the benefit of the term was lost or any subsequent date reasonably determined by the Lender.

④ The “Remaining Period” refers to the period from the commencement date of settlement calculation (Including the same day.) to the next interest payment date (Including the same day.). The” Reinvestment Rate” refers to the rate reasonably determined by the Lender assuming that the principal amount subject to settlement money is reinvested in the Tokyo Interbank Market over the remaining period. In addition, such settlement shall be calculated using deferred payment.

Revolving Credit Facility Agreement for Yoshitoshi Trading Co., Ltd. dated December 27, 2023

Second Amendment Agreement

(Original Agreement: Revolving Credit Facility Agreement dated September 27, 2022)

refers to the interest rate reasonably determined by the lender on the assumption that the money will be reinvested in the Tokyo Interbank Market for a period of time. The settlement amount shall be calculated using deferred payment.

The amount shall be calculated on a per diem basis with a year of 365 days, the division shall be made at the end, and amounts less than 1 yen shall be rounded down.

Mitsu is discarded.

The amount shall be calculated on a per diem basis with a year of 365 days, the division shall be made at the end, and amounts less than 1 yen shall be rounded down.
Interest Calculation Period	None defined

With respect to interest to be paid on the interest payment date on the last day of January 2024 and on any subsequent interest payment dates, the first is the period from the original maturity date to the second interest payment date and, from the second to the next interest payment date, each period from the previous interest payment date to the next interest payment date.

Interest payment date	No definition

The date of payment of interest in 2023 12 months 29, the last day of January 2024, 2024 the last day of February of the year and the changed maturity date (provided, however, that if the interest payment date falls on a day other than a business day, the interest payment date shall be the following business day, and if the following business day falls in the following month, the interest payment date shall be the preceding business day.

The interest payment date shall be the business day.) means.

2.	Revolving Credit Facility dated September 26, 2023 executed between the parties hereto.

Article 1, Paragraph 2 of the First Amendment Agreement (Change of Maturity Date) shall be deleted.

Revolving Credit Facility Agreement for Yoshitoshi Trading Co., Ltd. dated December 27, 2023

Second Amendment Agreement

(Original Agreement: Revolving Credit Facility Agreement dated September 27, 2022)

3.	Notwithstanding the provisions of Article 12.1 through 12.3 of the Original Agreement, the Borrower will prepay 100 million yen of the principal of the Loan Subject to Modification (of such amount for each lender, the amount shown as the Repayment Amount on December 29, 2023 below).

(The amount of 100 million yen of the principal of the Loan Subject to Modification shall be repaid in advance of the maturity date of the Loan.) (Of the principal amount of the Loan Subject to Modification, 200 million yen in cash (of which the amount stated in the repayment amount on January 31, 2024 below will be prepaid for each lender) and interest will be prepaid on the maturity date prior to the modification. The total amount of 200 million yen of the principal of the Loan Subject to Modification (of such amount, the amount stated in the Repayment Amount on January 31, 2024 below shall be prepaid for each lender) and interest shall be paid on January 31, 2024.

Lender	December 29, 2023 Repayment Amount	January 31, 2024 Amount to be repaid
MUFG Bank, Ltd.	0 yen	0 yen
Mizuho Bank, Ltd.	0 yen	0 yen
Resona Bank, Ltd.	18,867,900 yen	37,735,800 yen
Sumitomo Mitsui Banking Corporation	16,981,100 yen	33,962,200 yen
Iyo Bank, Ltd.	9,434,000 yen	18,868,000 yen
Chiba Bank, Ltd.	7,547,200 yen	15,094,400 yen
Tokyo Star Bank, Ltd.	7,547,200 yen	15,094,400 yen
Sumitomo Mitsui Trust Bank, Limited	7,547,200 yen	15,094,400 yen
Ashikaga Bank, Ltd.	5,660,400 yen	11,320,800 yen
Suruga Bank, Ltd.	5,660,400 yen	11,320,800 yen
Kochi Bank, Ltd.	5,660,400 yen	11,320,800 yen
Tokushima Taisho Bank, Ltd.	5,660,400 yen	11,320,800 yen
Towa Bank, Ltd.	3,773,600 yen	7,547,200 yen
Kansai Mirai Bank, Ltd.	1,886,800 yen	3,773,600 yen
82 Bank, Ltd.	1,886,800 yen	3,773,600 yen
Kita Bank of Japan, Ltd.	943,300 yen	1,886,600 yen
Toei Shinkin Bank	943,300 yen	1,886,600 yen

Revolving Credit Facility Agreement for Yoshitoshi Trading Co., Ltd. dated December 27, 2023

Second Amendment Agreement

(Original Agreement: Revolving Credit Facility Agreement dated September 27, 2022)

4.	Article 1, Item 42 of the Original Contract

(Before change)

42	Multiple Lenders

refers to a single lender or multiple lenders whose total participation ratio (However, after the termination of the loan obligation of all Lenders, during the period when all obligations under this Agreement pertaining to the Loan have not been fully satisfied, the ratio shall be the total principal amount of each Lender’s individual unpaid loans to the total outstanding balance of the Loan as of the Time of Collective Intent.) as of the time of the collective intention is 66.7% or more. However, in the case of the collective intention to determine whether or not to give notice to forfeit the benefit of time in accordance with Article 22, Paragraph 2, it refers to a single lender or multiple lenders whose total ratio of the total principal amount of unpaid individual loans of each lender to the total outstanding balance as of the time of the collective intention is 66.7% or more. In cases where the Lender determines that there is a reason that requires instructions from multiple lenders, the “base time for collective intention” refers to the time at which the Agent receives the notice prescribed in Article 27, Paragraph 1, Item 1.

refers to the time of issuance.

(After change)

42	Multiple Lenders

refers to a single lender or multiple lenders whose total participation ratio (However, after the termination of the loan obligation of all Lenders, during the period when all obligations under this Agreement pertaining to the Loan have not been fully satisfied, the ratio shall be the total principal amount of each Lender’s individual unpaid loans to the total outstanding balance of the Loan as of the Time of Collective Intent.) as of the base time of mobilization exceeds 50%. However, in the case of mobilization to determine whether to issue a notice to forfeit the benefit of time in accordance with Article 22, Paragraph 2, it refers to a single lender or multiple lenders whose total ratio of the total principal amount of unpaid individual loans of each lender to the total outstanding balance as of the base time of mobilization exceeds 50%. The “base time of mobilization” refers to the time at which the Agent received the notice stipulated in Article 27, Paragraph 1, Item 1 if the Lender determines that an event requiring instruction from multiple lenders has occurred, or the time at which the Agent issued the notice stipulated in Article 27, Paragraph 2 if the Agent determines that it is necessary to mobilize the will of multiple lenders.

means.

Revolving Credit Facility Agreement for Yoshitoshi Trading Co., Ltd. dated December 27, 2023

Second Amendment Agreement

(Original Agreement: Revolving Credit Facility Agreement dated September 27, 2022)

5.	Article 11, Paragraph 1 of the Original Agreement

(Before amendment)

The Borrower shall pay on the maturity date the total amount of interest calculated by multiplying the principal amount of each individual loan for each lender by the applicable interest rate and the actual number of days in the loan period.

(after change)

The Borrower shall pay on the interest payment date, which is the end date of each interest calculation period, the total amount of interest calculated by multiplying the outstanding principal amount of each individual loan for each interest calculation period for each lender by the applicable interest rate and the actual number of days in the interest calculation period.

6.	The following provisions shall be added to Article 21, Paragraph 1, Item 1 (m) of the Original Agreement as (n) to (q) of the said Item.

(n)	Funds Schedule

The Borrower shall prepare a funds schedule with the first reference date of December 2023 and the last day of each month as the reference date, and shall submit the said funds schedule to all Lenders and Agents by the 15th day of the month following the month to which the said reference date belongs (if the relevant day falls on a day other than a business day, the following business day;).

(o)	New Borrowings

When the Borrower makes a new loan (Including, but not limited to, borrowings from financial institutions, parent companies, subsidiaries and affiliates.), the Borrower shall report to all Lenders and Agents to that effect and the details thereof in advance.

(p)	Measures to Prevent Recurrence of Cases of Incomplete Consumption Tax Refund Procedures

The Borrower’s agent shall formulate measures to prevent the recurrence of the inadequacy of the consumption tax refund procedure described in the “Consumption Tax Investigation” dated June 2, 2023 (This includes, but is not limited to, the development of internal systems and measures to alert exporters.) and shall report such measures to all Lenders and Agents by March 29, 2024 (if the relevant day falls on a day other than a business day, the following business day;).

(q)	Number of Consumption Tax Refund Transactions, etc.

Report to all lenders and agents by the end of January 2024 (if the relevant day falls on a day other than a business day, the following business day;) on (i) the total number of consumption tax refund transactions and (ii) the number of deficiencies identified in (i) and the status of responses between October 1, 2023 and the end of December.

7.	Article 21, Paragraph 1, Item 1 (i) Trial Balance

(Before Change)

Prepare unconsolidated trial balances for the borrower with the first record date set at the end of September 2022 and the last day of the interim period of each fiscal year of the borrower as the record date, and submit the unconsolidated trial balances to all lenders and agents promptly after the disclosure of financial statements, etc. (Provided, however, that in the case of preparation of reports, etc., reports, etc.) pertaining to the interim period.

(After Change)

Prepare unconsolidated trial balances for the borrower with the first record date set at the end of December 2023 and the last day of each month as the record date, and submit the unconsolidated trial balances to all lenders and agents by the 15th day of the month after the month in which the record date falls (where the date falls on a non-business day

Revolving Credit Facility Agreement for Yoshitoshi Trading Co., Ltd. dated December 27, 2023

Second Amendment Agreement

(Original Agreement: Revolving Credit Facility Agreement dated September 27, 2022)

The trial balance shall be submitted to all lenders and agents by the following business day.

8.	The following provisions shall be added as Item 6 of Paragraph 1 of Article 21 of the Original Contract after Item 5 of the same Paragraph.

⑥ Maintenance of cash and deposits

The Borrower commits to maintain the cash and deposits balance at the end of each month with the first date of the end of January 2024 at 200 million yen or more. The cash and deposits balance under this Item shall be calculated based on the amount indicated in the fund schedule submitted pursuant to Paragraph 1, Item 1 (n) of this Article.

9.	The following provisions shall be added as Item 4 of Article 21, Paragraph 2, Item 3 of the Original Agreement.

④ Maintenance of Cash and Deposits Balance

The Guarantor undertakes not to lower the cash and deposits balance to be maintained by the Borrower pursuant to Article 21, Paragraph 1, Item 6 (Including, but not limited to, provision of funds to borrowers through loans, etc.).

10.	Article 22, Paragraph 2, Item 10 of the Original Agreement

(Before change)

⑩ When the total of all voting rights held directly or indirectly by the Guarantor and the Guarantor’s spouse, children, and father to the Borrower is less than half of the total voting rights based on the total number of outstanding shares of the Borrower

(After change)

⑩	(Intentionally Deleted)

11.	Article 23, Paragraph 1 of the Original Agreement

(Before change)

If the Borrower or Guarantor must perform its obligations to any of the Lenders or Agents due to the expiration of the due date, loss of benefit of the due date, or any other reason 18, the Lender or Agent may (1) set off its claims under this Agreement against the Borrower or Guarantor against the deposit obligations, obligations under insurance contracts, and other obligations of the Lender or Agent against the Borrower or Guarantor, regardless of the due date of the obligations, and (2) obtain a refund of the various deposits on behalf of the Borrower or Guarantor and appropriate them to satisfy the obligations, without prior notice and without the prescribed procedures. With respect to the calculation of interest, settlement money, delinquency charges, etc. on the claims and obligations in the case of offsetting or appropriating the payment, the relevant claims and obligations shall be calculated on the assumption that they will be extinguished on the date of calculation, the interest rate or rate shall be in accordance with the provisions of the contract pertaining to such interest rate or rate, and the foreign exchange rate at the time of calculation reasonably determined by the relevant lender or agent shall be applied.

Revolving Credit Facility Agreement for Yoshitoshi Trading Co., Ltd. dated December 27, 2023

Second Amendment Agreement

(Original Agreement: Revolving Credit Facility Agreement dated September 27, 2022)

(After Change)

In cases where the Borrower or Guarantor is required to perform its obligations to any of the Lenders or Agents due to the expiration of the due date, loss of benefit of the due date, or for any other reason, the relevant Lender or Agent Notwithstanding the provisions of Article 18, Paragraph 2, (1) may set off any claim under this Agreement against such Borrower or Guarantor against any deposit obligation, insurance contract obligation or other obligation of such Lender or Agent against such Borrower or Guarantor, regardless of the due date of such obligation, and (2) may receive a refund of deposits on behalf of such Borrower or Guarantor and appropriate such refund for the repayment of such obligation without prior notice and without prescribed procedures. In the case of such set-off or application for repayment, the calculation of interest, settlement money, delinquency charges, etc. shall be made on the assumption that such claim or obligation will be extinguished on the date of calculation, the interest rate or rate shall be determined in accordance with the provisions of the contract pertaining to such interest rate or rate, and the foreign exchange rate reasonably determined by such Lender or Agent at the time of calculation shall be applied. The method of allocation in this case shall be in accordance with the provisions of Article 18, Paragraphs 3 and 4 and Article 19.

12.	Article 23, Paragraph 2 of the Original Contract

(Before Change)

Notwithstanding the provisions of Article 18, Paragraph 2, the Borrower or Guarantor may set off the deposit claims, insurance claims, and other claims held by the Borrower or Guarantor against any lender or agent that have become due only when it is necessary to preserve the claims against the lender or agent. In such a case, the Borrower or Guarantor shall notify the lender or agent of the set-off and promptly submit to the lender or agent the certificates of the deposit claims, insurance claims, and other claims that have been set off and the passbook with the seal affixed thereto. In the case of such set-off, the calculation of interest and delinquency charges on the claims and debts shall be made on the assumption that the claims and debts will be extinguished on the date of arrival of the notice of set-off, the interest rate or rate shall be in accordance with the provisions of the contract pertaining to such interest rate or rate, and the foreign exchange rate at the time of calculation reasonably determined by the lender or agent shall be applied.

(After Change)

Notwithstanding Article 18, Paragraph (2), the Borrower or Guarantor may set off the deposit claims, insurance claims, and other claims held by the Borrower or Guarantor against any of the lenders or agents that have become due, but only if it is necessary for the purpose of preserving the claims. In this case, the Borrower or Guarantor shall give the notice of set-off to the lender or agent and promptly submit to the lender or agent the certificates of the deposit claims, insurance claims, and other claims that have been set-off and the passbook with the registered seal affixed thereto. In the case of set-off, the interest on the claims and obligations, delinquency charges, etc. shall be calculated on the assumption that the claims and obligations will be extinguished on the date of arrival of the notice of set-off, the interest rate or rate shall be in accordance with the provisions of the contract pertaining to the interest rate or rate, and the foreign exchange rate reasonably determined by the lender or agent at the time of calculation shall be applied. Article 18, Paragraph (3) and Paragraph 4 and Article 19.

13.	Sentence 1, Paragraph 1, Article 24 of the Original Agreement

(Before Change)

In the event that the obligations of the borrower or guarantor under this agreement to any lender are extinguished without complying with the provisions of Articles 18 and 19 (except where set-off or repayment allocation is carried out pursuant to the provisions of Paragraph 1 or Paragraph 2 of the preceding article) (such lender hereinafter referred to as the “Obligation-Extinguished Lender” in this paragraph), unless otherwise stipulated in this agreement, all lenders and the agent shall make adjustments among the lenders and the agent by taking the following measures such as assignment or transfer of claims or other appropriate measures, so that the result will be the same as if the repayment had been made in accordance with the provisions of Articles 18 and 19 and the obligations to the lenders and the agent had been extinguished. If the agreement of all lenders and the agent on such assignment or transfer of claims or other appropriate measures cannot be obtained, all lenders shall follow the measures determined by the agent at its discretion. However, if the adjustment between the lenders and the agent stipulated in this paragraph is to include the assignment of claims (including but not limited to the case stipulated in Item 2 of this paragraph), the lender who is to become the assignor of such claims may refuse such assignment. Even if such assignment is refused, it shall be deemed that such assignment has been made for the purpose of calculating the unused lending limit.

Revolving Credit Facility Agreement for Yoshitoshi Trading Co., Ltd. dated December 27, 2023

Second Amendment Agreement

(Original Agreement: Revolving Credit Facility Agreement dated September 27, 2022)

(After Change)

If any obligation of the Borrower or Guarantor under this Agreement to any Lender is satisfied pursuant to the provisions of Articles 18 and 19,

In the event of default (However, set-off or appropriation of repayment pursuant to the provisions of Paragraph 1 or 2 of the preceding article is included.) (Such lender shall hereinafter be referred to as the “Extinguished Lender” in this paragraph.), except as otherwise provided in this Agreement, all Lenders and Agents shall make arrangements between the Lenders and Agents by assigning or accepting their claims in accordance with the following provisions, or by taking other appropriate action, so that payments will be made in accordance with the provisions of Articles 18 and 19 and the obligations to the Lenders and Agents will have the same effect as if they had been extinguished: If all Lenders and Agents fail to agree on such assignment, acceptance of claims, or other appropriate action, all Lenders shall take such action as determined by the Agents in their discretion. However, if a claim is expected to be assigned as part of the arrangement between the Lenders and Agents set forth in this Paragraph (Including, but not limited to, the case specified in item (ii) of this paragraph.), the Lender who is to assign the claim may refuse such assignment. Even if such assignment is refused, the assignment shall be deemed to have been made for the purpose of calculating the maximum unused loan amount.

14.	Article 24, Paragraph 2, Item 3 of the Original Contract

(Before Change)

③ When the obligations of the Borrower or Guarantor under this Agreement have been extinguished as a result of set-off or appropriation of repayment in accordance with Paragraph 1 or 2 of the preceding Article

(After Change)

③ (Intentionally Deleted)

15.	Article 30, Paragraph 5 of the Original Agreement

(Before change)

Notwithstanding the provisions of Article 23, Paragraph 1, the Unauthorized Transferee shall not set off or appropriate the payment for the Unauthorized Transferee. The Unauthorized Transferee and the Unauthorized Transferee shall handle disputes arising from the Unauthorized Transfers at their own cost and responsibility, and in the event that the Borrower, Guarantor, other Lender or Agent has suffered any damage, etc. as a result of the Unauthorized Transfers, the Unauthorized Transferee shall compensate the relevant Borrower, Guarantor, other Lender or Agent for such damage, etc.

(After change)

Notwithstanding the provisions of Article 23, Paragraph 1 and Paragraph 2, the Unauthorized Transferee and the Borrower shall not set off or appropriate the payment for the Unauthorized Transfers. The Unauthorized Transferee and the Unauthorized Transferee shall handle disputes arising from the Unauthorized Transfers at their own cost and responsibility, and in the event that the Borrower, Guarantor, other Lender or Agent has suffered any damage, etc. as a result of the Unauthorized Transfers, the Unauthorized Transferee shall compensate the relevant Borrower, Guarantor, other Lender or Agent for such damage, etc.

Revolving Credit Facility Agreement for Yoshitoshi Trading Co., Ltd. dated December 27, 2023

Second Amendment Agreement

(Original Agreement: Revolving Credit Facility Agreement dated September 27, 2022)

16.	The parties hereto confirm that the change of the Maturity Date under this Article does not constitute an extension of the commitment period set forth in the Original Agreement, and that the Guarantor shall continue to be bound by the guarantee obligation for the Individual Loans Subject to the Modification, even though the Principal Fixation Date set forth in the Original Agreement remains unchanged.

Article 2 Effect of Other Provisions of the Original Agreement

All provisions of the Original Agreement other than those stipulated in Article 1 hereof shall remain in force and effect.

Article 3 Effective Date of the Agreement

This Agreement shall be effective from the date hereof. However, the base interest rate and the settlement amount changed in accordance with the provisions of Article 1 and Article 1, Paragraph 5 hereof shall apply on and after December 29, 2023.

Article 4 Guidelines for Managers’ Guarantees

In the event that the Guarantor requests any of the Lenders or Agents to liquidate its guarantee obligations under the Original Agreement as amended by this Agreement in accordance with the Guidelines for Managers’ Guarantees published by the Guidelines for Managers’ Guarantees Study Group (Secretariat of the Japanese Bankers Association and the Japan Chamber of Commerce and Industry) on December 5, 2013 (Includes revised content after publication.), all Lenders and Agents shall endeavor to respond to the liquidation in good faith based on the said Guidelines.

[Less than or equal to margin]

Revolving Credit Facility Agreement for Yoshitoshi Trading Co., Ltd. dated December 27, 2023

Second Amendment Agreement

(Original Agreement: Revolving Credit Facility Agreement dated September 27, 2022)

As evidence of execution of this Agreement, all parties hereto have executed one original copy of this Agreement, signed or stamped with their names and seals, and the Agent shall retain said original copy.

Each of the other parties hereto shall receive a copy from the Agent.

December 27, 2023

Borrower (address, name and seal)：

130-0022
2-5-9, Koto-bashi, Sumida-ku, Tokyo
Yoshitsu Co, Ltd.
Representative Director: Mei Kanayama

Guarantor (address, name and seal):

Mei Kanayama

Lender and agent (address, name and seal):

The Bank of Mitsubishi UFJ, Ltd.
Representative Director Junichi Hanzawa

Lender (address, name and seal):

Mizuho Bank, Ltd. Kameido
Corporate Banking Division
Kengo Yamamoto, General Manager
Mizuho Bank, Ltd.

Lender (address, name and seal):

Resona Bank, Limited Kinshicho Branch
Branch Manager Toshihide Fujita

Resona Bank, Ltd

Lender (address, name and seal):

Sumitomo Mitsui Banking Corporation Kinshicho Corporate Banking Division
Department Manager Yuji Kawamura

Lender (address, name and seal):

The Iyo Bank, Ltd. Shinjuku Branch
Branch Manager Sei Onojo
The Iyo Bank

Lender (address, name and seal):

Asahi Seimei Shinkoiwa Building 2F
The Chiba Bank, Ltd. Koiwa Branch
Branch Manager Yoshitaka Tanaka
The Chiba Bank, Ltd.

Lender (address, name and seal):

Tokyo Star Bank, Ltd.
Sales Department 3
General Manager Kaoru Katayama

Lender (address, name and seal):

Sumitomo Mitsui Trust Bank, Ltd
Takahiro Ayano, Manager

Lender (address, name and seal):

The Ashikaga Bank, Ltd.
Representative Director Kazuyuki Shimizu
The Ashikaga Bank, Ltd.

Lender (address, name and seal):

The Suruga Bank, Ltd, Tokyo Branch
Branch Manager Toshimitsu Sato
The Suruga Bank, Ltd

Lender (address, name and seal):

The Kochi Bank, Ltd. Tokyo Branch
Branch Manager Yasuhiro Miyazaki
The Kochi Bank, Ltd.

Lender (address, name and seal):

Tachibana Kameido Building 7F
The Tokushima Taisho Bank, Ltd. Kameido Branch
Branch Manager Yuichi Honchi
The Tokushima Taisho Bank, Ltd.

Lender (address, name and seal):

The Towa Bank, Ltd, Tokyo Branch
Branch Manager Takeshi Kishi
The Towa Bank, Ltd,

Lender (address, name and seal):

Kansai Mirai Bank, Ltd. Tokyo Branch
Branch Manager Takahiro Okada
Kansai Mirai Bank, Ltd.

Lender (address, name and seal):

Hachijuni Bank, Ltd. Ikebukuro Branch
Branch Manager Atsuya Matsunaga
Hachijuni Bank, Ltd

Lender (address, name and seal):

The Kitanihon Bank, Ltd. Tokyo Branch
Director, Branch Manager Yuta Kodera
The Kitanihon Bank, Ltd.

Lender (address, name and seal):

Toei Shinkin Bank
Mitsuhiko Tamura, General Manager, Loan Department
Toei Shinkin Bank